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                                                                    EXHIBIT 99.1

                  AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

            This Amended and Restated Share Purchase Agreement is made and entered into on October 1, 2001 (this "AGREEMENT"), among Seneca Investments LLC, a Delaware limited liability company ("PARENT"), E-Services Investments Agency Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("PURCHASER"), and the Stockholders (as that term is defined below).

                                    RECITALS

      A. Chan Suh, Kyle Shannon and Kenneth Trush (the "INITIAL Stockholders"), Purchaser and Parent are parties to a Share Purchase Agreement dated May 14, 2001 (as amended prior to the date hereof, the "INITIAL AGREEMENT") pursuant to which the Initial Stockholders agreed to sell to Purchaser, and Purchaser agreed to purchase from the Initial Stockholders, shares of common stock of AGENCY.COM Ltd., a Delaware corporation (the "COMPANY"), owned by the Initial Stockholders (collectively, the "INITIAL PURCHASED SHARES") on the terms and subject to the conditions therein.

      B. Chan Suh and Kyle Shannon desire to reduce the number of Initial Purchased Shares that they intend to sell to Purchaser, and Purchaser desires to reduce the number of Initial Purchased Shares that Purchaser purchases from Chan Suh and Kyle Shannon. It is currently contemplated that additional employees of the Company, including the persons listed on SCHEDULE 1.1 attached hereto, other than the Initial Stockholders (the "ADDITIONAL STOCKHOLDERS," and, collectively with the Initial Stockholders, the "STOCKHOLDERS") may sell to Purchaser, and Purchaser desires to purchase and accept from the Additional Stockholders, shares of common stock of the Company, owned by the Additional Stockholders (collectively, with the Initial Purchased Shares, the "PURCHASED SHARES") on the terms and subject to the conditions of this Agreement. Notwithstanding the foregoing, it is understood that no Additional Stockholders, other than Eamonn Wilmott, are parties to this Agreement as of the date hereof. As set forth in
SECTION 1.7, the Additional Stockholders, other than Eamonn Wilmott, have until October 19, 2001 to execute and become a party to this Agreement. Upon such execution, such parties will become Stockholders, and more specifically Additional Stockholders, and the shares being sold by them hereunder will be deemed to be Purchased Shares. Until such time, "STOCKHOLDERS" include only the Initial Stockholders and Eamonn Wilmott and "PURCHASED SHARES" include only those shares being sold on the date hereof by the Initial Stockholders and Eamonn Wilmott.

      C. Parent, Purchaser and the Stockholders hereby agree that the Initial Agreement is amended and restated in its entirety as set forth below and desire that the foregoing transactions be completed on such terms and subject to such conditions and wish to make certain representations, warranties and covenants in connection therewith.

            NOW, THEREFORE, the parties hereto agree as follows:

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                  I. PURCHASE AND SALE OF THE PURCHASED SHARES

      1.1 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, at the applicable Closing, each Stockholder will sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and accept from each Stockholder, that number of Purchased Shares set forth opposite such Stockholder's name on SCHEDULE 1.1. All certificates representing the Purchased Shares being sold by a Stockholder will be duly endorsed by such Stockholder, with all necessary transfer tax stamps acquired at such Stockholder's expense affixed.

      1.2 PURCHASE PRICE. Parent will cause Purchaser to pay to the Stockholders in accordance with the percentages set forth on SCHEDULE 1.2 (other than CP, which is paid as set forth in SECTION 1.2(a)) the purchase price (the "PURCHASE PRICE") for the Purchased Shares to be purchased and sold at the applicable Closing, calculated and paid as follows:

            (a) CLOSING PAYMENT. At the applicable Closing, an amount to each Stockholder equal to the product of (i) $0.94 and (ii) the number of shares set forth opposite such Stockholder's name on SCHEDULE 1.1 (the aggregate amount of such payment, "CP").

            (b) 2002 PAYMENT. Within ten calendar days after the Annual Determination for calendar year 2002 and any adjustments thereto have become binding on the parties as herein provided, a payment in an amount equal to the product of (i) the Multiplier and (ii) 2002 PBT ("SIP").

            (c) 2003 PAYMENT. Within ten calendar days after the Annual Determination for calendar year 2003 and any adjustments thereto have become binding on the parties as herein provided, a payment in an amount equal to the product of (i) the Multiplier, (ii) 0.5 and (iii) 2003 PBT ("TIP").

            (d) 2004 PAYMENT. Within ten calendar days after the Annual Determination for the calendar year 2004 and any adjustments thereto have become binding on the parties as herein provided, a payment ("IP-4") in an amount calculated as follows:

      IP-4 = THE MULTIPLIER   X   RELEVANT %   X   2003 NI + 2004 NI   X   12
                                                   -----------------
                                                        4

            MINUS (CP + SIP + TIP)

Notwithstanding the foregoing, in no event will IP-4 be less than the product of
(i) $5.0 million and (ii) a fraction, the numerator of which is the Seller Pro Forma Share Number less 2,898,998 and the denominator of which is 10,600,000), if 2004 Net Income is more than $16.0 million.

            (e) 2005 PAYMENT. Within ten calendar days after the Annual Determination for the calendar year 2005 and any adjustments thereto have become


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binding on the parties as herein provided, a payment ("IP-5") in an amount calculated as follows:

      IP-5 =  THE MULTIPLIER  X  RELEVANT %  X  2003 NI + 2004 NI + 2005 NI X 12
                                                ---------------------------
                                                    4

            MINUS (CP + SIP + TIP + IP-4)

            (f) 2006 PAYMENT. Within ten calendar days after the Annual Determination for the calendar year 2006 and any adjustments thereto have become binding on the parties as herein provided, a payment ("IP-6") in an amount calculated as follows:

      IP-6 = THE MULTIPLIER  X  RELEVANT %  X  2003 NI + 2004 NI + 2005 NI + 2006 NI  X  M
                                               ---------------------------
                                                   4

            MINUS (CP + SIP + TIP + IP-4 + IP-5)

            (g) NON-REFUNDABILITY OF INTERIM PAYMENTS. Any payments made to the Stockholders pursuant to SECTIONS 1.2(a), (b), (c), (d), (e) or (f) will be nonrefundable and, to the extent SIP, TIP, IP-4, IP-5 or IP-6 are negative numbers, no amounts are required to be paid by any party under this Agreement with respect to such payment.

      1.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms will have the meanings indicated below:

            (a) The term "NET INCOME," or "NI," means PBT after provision for federal, state and local income taxes for such period determined in accordance with GAAP.

            (b) The term "PBT" means the consolidated net income (loss) of the Company before provision for federal, state and local income taxes for such period, determined in accordance with United States generally accepted accounting principles consistently applied ("GAAP"), provided that the following specific rules and adjustments will apply whether or not those rules are consistent with GAAP (except as specifically stated below) for purposes of calculating any amount contemplated hereby to be determined by reference to a financial statement:

                  (i) neither the proceeds from nor any dividends or refunds with respect to, nor any increases or decreases in the cash surrender value of, any life insurance policy under which Purchaser or any subsidiary thereof is the named beneficiary or otherwise entitled to recovery will be included as income or revenue, or expense or loss, as the case may be;

                  (ii) extraordinary or unusual gains or losses and gains or losses from the sale of any capital assets will be excluded;

                  (iii) notwithstanding SECTION 1.3(b)(ii), (A) any write-downs or reserves against assets or liabilities of the Company or any of its subsidiaries in accordance with GAAP, including without limitation accounts receivable reserves or write-offs, will be treated as an expense,


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            except to the extent of Purchase Accounting Reserves specifically related thereto and except that restructuring charges recorded or reserves established by the Company prior to the First Closing or the Transaction Closing will be excluded to the extent of Purchase Accounting Reserves specifically related thereto and (B) the release or reversal of unused reserves in 2002 or thereafter of reserves created prior to January 1, 2002 will not increase PBT, other than such releases or reversals in accordance with GAAP of reserves that relate to items in the ordinary course of business, including without limitation accounts receivable reserves (whether or not litigation, arbitration and other similar adversarial proceedings are pending in respect thereof) and other ordinary course of business reserves, but this clause (B) will not cause the application in accordance with GAAP of reserves to expenditures for which they were established to decrease PBT;

                  (iv) the utilization or reversal of Purchase Accounting
            Reserves, in each case to the extent consistent with GAAP and specifically relating to an event or circumstance for which they were established, will be permitted;

                  (v) investment income will be excluded and interest income and expenses will be included, provided, however, that following the Transaction Closing, whether or not the Company declares or pays dividends or other distributions to its stockholders (and regardless of the amount of any such distribution), in all events any interest income or expense will be calculated as if the Company distributed to its stockholders on January 1st of each year after 2003 80% of its Net Income for the immediately preceding year;

                  (vi) any costs or expenses incurred in preparing or contesting any Annual Determination will not be treated as an expense; provided, however, that such preparation costs will only be excluded to the extent they are not part of the Company's normal audit expense;

                  (vii) the income, expenses, assets and liabilities of any
            subsidiary of the Company whose results of operations are required to be consolidated with that of the Company under GAAP will be included only in proportion to the Company's direct or indirect ownership in such subsidiary;

                  (viii) intercompany management fees, if any, charged by and dividends paid to Parent or any Affiliate of Parent or to Purchaser and its subsidiaries will not be treated as an expense;

                  (ix) charges for services rendered or provided to the Company or any subsidiary thereof by Parent, or one of its Affiliates (each, a "PARENT COMPANY") and agreed to by Parent and the Stockholder Representative


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            (other than services covered by SECTION 1.3(b)(viii)), or for expenses incurred for insurance and other items purchased on a group basis, in any such case on substantially the same basis as all other Parent Companies that are covered thereby, will be treated as expenses, provided that such charges have written approval of the Stockholder Representative;

                  (x) goodwill recorded by Parent or Purchaser, including the related amortization or impairment and including any amounts that will be pushed down to the Company or any of its subsidiaries, arising out of the transactions contemplated hereby or the Transaction will be excluded;

                  (xi) treatment of income, goodwill and acquisition costs,
            including financing expenses, arising out of the acquisition of any company or line of business from or proposed by Parent or Purchaser will be in accordance with GAAP;

                  (xii) except for tax benefits arising from net operating
            losses incurred after the First Closing Date and to the extent such losses are actually used to reduce taxes of the Company during the Measuring Period, tax benefits from net operating losses will be excluded;

                  (xiii) incremental expenses incurred by the Company to comply with its obligations under the Securities and Exchange Act of 1934 or rules of the NASDAQ, or other incremental costs to the extent arising out of the Company's status as a public company plus up to $200,000 of incremental internal costs specifically related thereto, will be excluded;

                  (xiv) Indemnifiable Losses of a Purchaser Indemnified Party
            which give rise to an indemnity payment pursuant to the indemnification provisions of SECTION 5.3 (and ignoring for purposes of this clause (xiv) the limits set forth in SECTION 5.2(b)) and which are assumed by the Stockholders or as to which the Purchaser Indemnified Parties have been reimbursed (by offset or otherwise), will not be treated as an expense, and any amount received by any Purchaser Indemnified Party pursuant thereto will be excluded from the calculation of PBT; and

                  (xv) Incentive Plan Amounts will be excluded from the
            calculation of PBT.

            (c) "PURCHASE ACCOUNTING RESERVES" means reserves established by Parent or Purchaser in accordance with GAAP in connection with the Transaction or the transactions contemplated hereby.

            (d) "M" equals 10 if the Average PBT Margin is less than 12% and 12 if the Average PBT Margin is 12% or higher.

            (e) "AVERAGE PBT MARGIN" equals PBT for the Relevant Period divided by consolidated Revenues for the Relevant Period; the "RELEVANT PERIOD" means the


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years used in calculating IP-6. For purposes of this Agreement, the Average PBT
Margin will be rounded up or down, as the case may be, to the nearest one-tenth of one percent.

            (f) "MEASURING PERIOD" means the calendar year or years included in the applicable Purchase Price calculation under SECTION 1.2 and, for this purpose, "2002" means the 12 months ended December 31, 2002, "2003" means the 12 months ended December 31, 2003, "2004" means the 12 months ended December 31, 2004, "2005" means the 12 months ended December 31, 2005 and "2006" means the 12 months ended December 31, 2006.

            (g) "REVENUES" during each relevant period means revenues reflected on the consolidated income statement of the Company for that period prepared in accordance with GAAP, as adjusted in accordance with the applicable rules of
SECTION 1.3(b) and finally determined pursuant to SECTION 1.4.

            (h) "RELEVANT %" means the quotient obtained by dividing (A) the sum of (i) the number of Purchased Shares (after giving effect to any shares which may be added pursuant to SECTION 1.7) and (ii) 3,390,100 (such sum, the "SELLER PRO FORMA SHARE NUMBER") by (B) the number of outstanding shares of common stock of the Company outstanding as of the date immediately prior to the date hereof plus the sum of (i) any shares of common stock of the Company issuable pursuant to warrants outstanding as of the date immediately prior to the date hereof and
(ii) 491,100, and less the number of shares of common stock of the Company issued pursuant to the exercise of options outstanding as of March 31, 2001. The Relevant % will be adjusted to reflect the issuance of shares of Company common stock after the Closing (other than shares of common stock of the Company issued pursuant to the exercise of options outstanding as of March 31, 2001) by multiplying the Relevant % by a fraction, the numerator of which is the number of shares outstanding immediately prior to the issuance of the shares in question and the denominator of which is the number of outstanding voting shares immediately after the issuance of shares in question.

            (i) "TRANSACTION" means any merger, consolidation or other form of business acquisition or combination transaction pursuant to which the Company becomes a direct or indirect wholly owned subsidiary of Parent including, but not limited to, the transaction contemplated by the Agreement and Plan of Merger, dated as of June 26, 2001 among the Company, Seneca and a Seneca Subsidiary (the "MERGER AGREEMENT") and "TRANSACTION CLOSING" means the date of consummation of a Transaction.

            (j) "STOCKHOLDER REPRESENTATIVE" means Chan Suh or, if Chan Suh dies, becomes legally disabled or is unwilling so to serve, Ken Trush or, if Ken Trush dies, becomes legally disabled or is unwilling so to serve, an individual selected by a majority in interest of the Stockholders.

            (k) "INCENTIVE PLAN AMOUNTS" means all (i) amounts paid or accrued under the letter agreement executed simultaneously with this Agreement and the


                                       6
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incentive plan contemplated thereby (the "INCENTIVE PLAN"), (ii) expenses related to borrowings or other arrangements to fund Incentive Plan payments,
(iii) investment or other income on any amounts borrowed, advanced or otherwise obtained to fund Incentive Plan payments, and (iv) tax benefits or costs realized by the Company or any subsidiary in connection with any of the foregoing.

            (l) "MULTIPLIER" shall mean a fraction, the numerator of which is the Seller Pro Forma Share Number less 2,898,998 and the denominator of which is the Seller Pro Forma Share Number.

      1.4 ACCOUNTING PROCEDURES. (a) The parties will use their respective reasonable best efforts to cause Arthur Andersen & Co. or another nationally recognized independent accounting firm acceptable to Parent and the Stockholders Representative (the "ACCOUNTANTS"), as soon as practicable after the end of each of 2002 through 2006, but in any event not later than April 30th of the following year, to prepare in accordance with GAAP a report containing an audited consolidated balance sheet of the Company as of the close of business on December 31st of each such fiscal year, and a related audited consolidated statement of income of the Company for the 12 months then ended, in each case together with a statement of the Accountants that states that such report was prepared in accordance with this Agreement and sets forth the PBT, Net Income and Average PBT Margin for the period under examination and all adjustments required to be made to such audited financial statements in order to make the calculations required under SECTIONS 1.2 AND 1.3 (the "ANNUAL DETERMINATION"). All such determinations will be in accordance with the applicable provisions of this Agreement.

            (b) If Purchaser or the Stockholder Representative does not agree that an Annual Determination correctly states the applicable PBT, Net Income or Average PBT Margin, the disputing party will promptly (but not later than 45 calendar days after the delivery of such Annual Determination) give written notice to the other of its exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If Purchaser and the Stockholder Representative reconcile their differences, the Annual Determination will be adjusted accordingly and will thereupon become binding, final and conclusive on all of the parties hereto. If Purchaser and the Stockholder Representative are unable to reconcile their differences in writing within 20 calendar days after written notice of exceptions is delivered to the other (the "ANNUAL DETERMINATION RECONCILIATION PERIOD"), the items in dispute will be submitted to a mutually acceptable nationally recognized accounting firm (the "INDEPENDENT AUDITORS") in the United States other than the Accountants for final determination and the Annual Determination will be deemed adjusted in accordance with the determination of the Independent Auditors and will become binding, final and conclusive on all of the parties hereto. The Independent Auditors may consider only the items in dispute and will be instructed by Purchaser and the Stockholder Representative to act within 45 calendar days (or such longer period as Purchaser and the Stockholder Representative may agree) to resolve all items in dispute. If Purchaser and the Stockholder Representative do not give notice of any exception within 45 calendar days after the delivery of an Annual Determination or if Purchaser and the Stockholder Representative


                                       7
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give written notification of their acceptance of an Annual Determination prior to the end of such 45-day period, such Annual Determination will thereupon become binding, final and conclusive on all the parties hereto.

            (c) In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of them under this SECTION 1.4, then Purchaser and the Stockholder Representative will select another nationally recognized accounting firm in the United States other than such firm or the Accountants to perform the services to be performed under this SECTION 1.4 by the Independent Auditors. If Purchaser and the Stockholder Representative fail to select the Independent Auditors as so required within seven calendar days after the expiration of the applicable Reconciliation Period or fail to select another accounting firm within seven calendar days after it is determined that the Independent Auditors will not perform the services required, either of Purchaser or the Stockholder Representative may request the American Arbitration Association in New York, New York (the "AAA") to appoint an independent firm of certified public accountants to perform the services required under this SECTION
1.4 by the Independent Auditors. For purposes of this SECTION 1.4, the term "INDEPENDENT AUDITORS" includes such other accounting firm chosen in accordance with the foregoing provisions.

            (d) Except as provided in SECTION 1.4(e), one-half of the fees and expenses of the Independent Auditors and the fees of the AAA will be paid by Purchaser and one-half of such fees and expenses will be paid by the Stockholder Representative on behalf of the Stockholders.

            (e) The Independent Auditors must determine the party (i.e., Purchaser or the Stockholder Representative) whose asserted position as to the calculation of PBT, PBT Margin or Net Income for the period under examination is furthest from the determination by the Independent Auditors. If Purchaser is the non-prevailing party and its asserted position was lower by 10% or more (based on the effect on the total amount of payments at issue) than the determination made by the Independent Auditors, Purchaser will pay all of the fees and expenses of the Independent Auditors and the AAA and will reimburse the Stockholder Representative for its costs and expenses incurred in connection with this SECTION 1.4. If the Stockholder Representative is the non-prevailing party and his asserted position was higher by 10% or more (based on the effect on the total amount of payments at issue) than the determination made by the Independent Auditors, the Stockholder Representative will pay all of the fees and expenses of the Independent Auditors and the AAA and will reimburse Purchaser for its costs and expenses incurred in connection with this SECTION 1.4.

      1.5 EXAMINATION OF BOOKS AND RECORDS. The parties will use their respective reasonable best efforts to make available to all parties during normal business hours upon reasonable advance notice all books and records, including accountants' work papers, relevant to the calculations required under
SECTION 1.3.

      1.6 PAYMENT OF THE PURCHASE PRICE. Payment of each component of the Purchase Price will be made by Purchaser by either wire transfer or by check, as


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designated by each Stockholder in writing one business day prior to the applicable Closing (or as such designation is amended, if at all, by any Stockholder one business day prior to the payment of any component of the Purchase Price), of immediately available funds in accordance with SECTION 1.2. Each of the Purchase Price payments set forth in SECTIONS 1.2(b), (c), (d), (e) and (f) will be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended (the "CODE").

      1.7 ADDITIONAL PARTIES. It is currently contemplated that Additional Stockholders, including those set forth in SCHEDULE 1.1, may become parties to this Agreement; provided, however that the percentages set forth in SCHEDULE 1.2 will be amended to reflect Purchased Shares sold by such Additional Stockholders and in no event will the aggregate Purchased Shares exceed 10,600,000. Any Additional Stockholder may join by executing a counterpart signature page to this Agreement, delivering it to Parent and the Stockholder Representative and consummating the sale of such party's shares pursuant to this Agreement no later than October 19, 2001, it being understood that the closing with respect to all Additional Stockholders under this SECTION 1.7 will take place simultaneously. If any Additional Stockholder so joins, each such Additional Stockholder's shares will be Purchased Shares and each such Additional Stockholder will be a Stockholder for purposes of this Agreement.

                       II. REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF THE INITIAL STOCKHOLDERS. Each Initial Stockholder severally and not jointly hereby represents and warrants to Parent and Purchaser as follows (except that each Initial Stockholder represents and warrants in Sections 2.1.1, 2.1.2, 2.1.3, 2.1.4, 2.1.5 and 2.1.6 only as to himself or herself as an Initial Stockholder and not as to other Initial Stockholders):

            2.1.1 EXECUTION AND EFFECT OF AGREEMENT. (a) Such Initial Stockholder is an individual who has the full legal right and capacity to execute and deliver this Agreement and the other documents to be delivered at the First Closing (the "TRANSACTION DOCUMENTS") to which such Initial Stockholder is a party and to perform the transactions contemplated hereby and thereby by him or her.

            (b) This Agreement has been, and the Transaction Documents to which such Initial Stockholder is a party will be, duly and validly executed and delivered by such Initial Stockholder and, assuming the due execution and delivery of this Agreement by Purchaser and Parent, and assuming the due execution and delivery of the Transaction Documents by the other parties thereto, constitutes legal, valid and binding obligations of such Initial Stockholder, enforceable against such Initial Stockholder in accordance with their respective terms.

            2.1.2 OWNERSHIP. Such Initial Stockholder is the true and lawful owner of record, and has the sole voting power and sole dispositive power over, the Purchased Shares set forth opposite his or her name on SCHEDULE 1.1. Except as set forth on SCHEDULE 1.1, the delivery of the certificates representing the Purchased Shares being


                                       9
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sold by such Initial Stockholder will transfer to Purchaser good and valid title to such Purchased Shares, free of any liens, security interests or other encumbrances, claims or voting or other restrictions (collectively, "LIENS") of any kind adverse to Parent or Purchaser.

            2.1.3 NO OPTIONS. Except as set forth in SCHEDULE 1.1, there are no outstanding subscriptions, options, rights (including phantom stock rights), warrants, calls, commitments, understandings, arrangements, plans or other agreements of any kind affecting such Initial Stockholder's Purchased Shares.

            2.1.4 NO RESTRICTIONS. (a) There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("GOVERNMENTAL AUTHORITY"), and no legal, administrative or arbitration proceeding pending or, to such Initial Stockholder's Knowledge, threatened against such Initial Stockholder or any of his, her or its Purchased Shares, with respect to the execution, delivery and performance of this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or any other agreement entered into by such Initial Stockholder in connection with the transactions contemplated hereby or thereby.

            (b) The execution and delivery by such Initial Stockholder of this Agreement and the Transaction Documents to which it is a party do not, and the performance by such Initial Stockholder of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit or the incurrence of a material liability under, (i) any provision of the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its subsidiaries, or (ii) to the Knowledge of Initial Stockholder, any material permit or approval ("PERMIT"), if any, issued to the Company, any of its subsidiaries or such Initial Stockholder, under any statute, law, rule, regulation or ordinance (collectively, "LAWS") or any judgment, decree, order, writ, permit or license (collectively, "ORDERS") relating to such Initial Stockholder, except, in the case of such of the foregoing as apply to the Company or any of its subsidiaries, but not Initial Stockholder, for those as could not reasonably be expected to have a Material Adverse Effect.

            (c) Except as set forth on SCHEDULE 1.1, the execution, delivery and performance by such Initial Stockholder of his, her or its obligations under this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (i) result in the violation by such Initial Stockholder or, to the Knowledge of Initial Stockholder, the Company or any of its subsidiaries, of any Law or Order applicable only to it or any of his, her or its Purchased Shares or (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require such Initial Stockholder, or, to the Knowledge of Initial Stockholder, the Company or any of its


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subsidiaries, to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon such Initial Stockholder's Purchased Shares, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession or other instrument, obligation or agreement of any kind (collectively, "CONTRACTS") to which such Initial Stockholder or, to the Knowledge of Initial Stockholder, the Company or any of its subsidiaries, is a party or by which such Initial Stockholder or any of his, her or its assets or properties are bound, except in the case of any of the foregoing as applicable to the Company or any of its subsidiaries, but not the Initial Stockholder, for such of the foregoing as could not be reasonably expected to have or result in a Material Adverse Effect.

            2.1.5 APPROVALS AND CONSENTS. Except for the filing of a pre-merger notification report by the Company under the Hart-Scott-Rodino Antritrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), no material consent, approval or action of, filing with or notice to any Governmental Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order or any Contract to which such Initial Stockholder is a party or his, her or its Purchased Shares are bound for the execution and delivery of this Agreement and any Transaction Documents by such Initial Stockholder, the performance by such Initial Stockholder of his, her or its obligations hereunder or thereunder or the consummation by such Initial Stockholder of the transactions contemplated hereby or thereby.

            2.1.6 CONTRACTS. Except as described on SCHEDULE 2.1.6 or in any report or other filing made by the Company with the Securities and Exchange Commission (the "SEC") prior to the date of the Initial Agreement, such Initial Stockholder is not party to any Contract with, and does not have any claim or right against the Company or any of its subsidiaries, other than rights to payment of salary and welfare benefits in the ordinary course of business.

            2.1.7 FINANCIAL STATEMENTS AND NO MATERIAL ADVERSE CHANGES. (a) The following financial statements (the "HISTORICAL FINANCIAL STATEMENTS") are contained in the reports or other filings made by the Company with the SEC, including for this purpose the Company's Form 10-Q with respect to the quarter ending March 31, 2001 (the "COMPANY FILED SEC DOCUMENTS"): (i) the audited consolidated balance sheets of the Company and its subsidiaries as at December 31, 2000 and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, as reported on by Arthur Andersen & Co., and (ii) when filed, the unaudited consolidated balance sheet and the related unaudited consolidated statement of income, stockholders' equity and cash flows for the three months ended March 31, 2001 (the "BALANCE SHEET DATE"). The Historical Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis, throughout the periods indicated. Each of the consolidated balance sheets included in the Historical Financial Statements fairly presents, in all material respects, the financial condition of the Company and its subsidiaries at the respective date thereof, and reflects all claims against and all debts and liabilities of the Company and its subsidiaries, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP, and the related statements of income, stockholders' equity and cash flows fairly present the results of operations for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments and the absence of footnotes). Except as described in the Company Filed SEC Documents, since the Balance Sheet Date or as publicly disclosed by the Company prior to or on the date of the Initial Agreement, there has been no material adverse change in the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole.

            2.1.8 REPORTS; UNDISCLOSED LIABILITIES. To the Knowledge of Initial Stockholder, (a) the Company has filed all required Company Filed SEC Documents with the SEC, (b) as of their respective dates, the Company Filed SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations of the SEC promulgated thereunder applicable to such Company Filed SEC Documents, and none of the Company Filed SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (c) the financial statements of the Company included in the Company Filed SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated statement of earnings, cash flows and stockholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments), and (d) except as reflected in financial statements or in the notes thereto included in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

      2.2 REPRESENTATIONS AND WARRANTIES OF THE ADDITIONAL STOCKHOLDERS. Each of the Additional Stockholders severally and not jointly hereby represents and warrants to Parent and Purchaser only as to himself or herself as an Additional Stockholder and not as to other Additional Stockholders as follows:

            2.2.1 EXECUTION AND EFFECT OF AGREEMENT. (a) Such Additional Stockholder is an individual who has the full legal right and capacity to execute and deliver this Agreement and the Transaction Documents to which such Initial Stockholder is a party and to perform the transactions contemplated hereby and thereby by him or her.

            (b) This Agreement has been, and the Transaction Documents to which such Additional Stockholder is a party will be, duly and validly executed and delivered by such Additional Stockholder and, assuming the due execution and delivery of this Agreement by Purchaser and Parent, and assuming the due execution and delivery of the Transaction Documents by the other parties thereto, constitutes legal, valid and binding obligations of such Additional Stockholder, enforceable against such Additional Stockholder in accordance with their respective terms.

            2.2.2 OWNERSHIP. Such Additional Stockholder is the true and lawful owner of record, and has the sole voting power and sole dispositive power over, the Purchased Shares set forth opposite his or her name on SCHEDULE 1.1. Except as set forth on SCHEDULE 1.1, the delivery of the certificates representing the Purchased Shares being sold by such Additional Stockholder will transfer to Purchaser good and valid title to such Purchased Shares, free of any Liens of any kind adverse to Parent or Purchaser.

            2.2.3 NO OPTIONS. Except as set forth in SCHEDULE 1.1, there are no outstanding subscriptions, options, rights (including phantom stock rights), warrants, calls, commitments, understandings, arrangements, plans or other agreements of any kind affecting such Additional Stockholder's Purchased Shares.

      2.3 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT. Each of Purchaser and Parent represents and warrants to the Stockholders as follows:

            2.3.1 ORGANIZATION, AUTHORIZATION AND EFFECT OF AGREEMENT. (a)
Each of Parent and Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for such of the foregoing in which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the business, financial condition, results of operations or prospects of the business of Parent or Purchaser, as the case may be.

            (b) Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated hereby and thereby to be performed by it. All necessary action required to be taken under applicable Law has been duly taken for the due authorization of the execution and delivery by Parent and Purchaser of this Agreement and the Transaction Documents to which each of them is a party and the performance by Parent and Purchaser of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Transaction Documents to which the Parent or Purchaser is a party will be, duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due execution and delivery of this Agreement by and each Stockholder, and the due execution and delivery of the Transaction Documents by the other parties thereto, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms.

            2.3.2 NO RESTRICTIONS. The execution and delivery of this Agreement and the Transaction Documents by each of Parent and Purchaser does not, and the performance by Parent and Purchaser of the transactions contemplated hereby or thereby to be performed by each of them will not, conflict with or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit or incurrence of a material liability under, any provision of any operating agreement, certificate of incorporation or bylaws or comparable governing documents of Parent and Purchaser, or any Contract or Permit applicable to Parent or Purchaser.

            2.3.3 APPROVALS AND CONSENTS. Except for the filing of a pre-merger notification report by Purchaser under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order or any Contract to which Parent or Purchaser is a party for the execution and delivery of this Agreement and any Transaction Documents by Parent or Purchaser, the performance by Parent or Purchaser of its obligations hereunder or thereunder or the consummation by Parent or Purchaser of the transactions contemplated hereby and thereby.

            2.3.4 OWNERSHIP OF COMPANY SHARES; PARENT SEC FILINGS. As of the date of the Initial Agreement, Parent is the beneficial owner of 19,928,278 shares of common stock of the Company. The Schedule 13D filed by Parent with the SEC on May 14, 2001 was true and correct in all material respects when filed, provided, however, that neither Parent nor Purchaser makes any representation or warranty as to the number of outstanding shares of common stock of the Company or the number of shares of common stock of the Company issuable upon exercise of outstanding options or warrants or any percentage derived therefrom.

                                 III. COVENANTS

      3.1 PRESS RELEASES. Between the date hereof and the Second Closing Date, no party will issue or cause the publication of any press release or similar public announcement with respect to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby without the prior consent of Parent (in the case of the Stockholders) or the Stockholder Representative (in the case of Purchaser and Parent), which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of the NASDAQ or any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable best efforts to allow the other parties reasonable time to comment on such press release or public announcement in advance of its issuance.

      3.2 REGULATORY FILINGS. (a) The parties will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information that may be requested pursuant to the HSR Act. If applicable to the consummation of the transactions contemplated by this Agreement, Purchaser and Parent will each make such filings and use their respective reasonable best efforts to obtain all Permits required by Law. The Initial Stockholders will use their respective reasonable best efforts to cause the Company to make such filings and use their respective reasonable best efforts to obtain the governmental approvals referred to in SECTION 2.1.5, and Purchaser and Parent will each make such filings and use their respective reasonable best efforts to obtain the governmental approvals referred to in SECTION 2.3.3. All filings referred to in this SECTION 3.2(A) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

            (b) Without limiting the generality or effect of SECTION 3.2(a), each of the parties will (i) use their respective reasonable best efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act,
(ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or any Transaction Document, except with the prior consent of the Stockholder Representative, in the case of Parent and Purchaser, or Parent, in the case of any Stockholder or the Company, and (iii) cooperate with each other and use their respective reasonable best efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, in no event will Parent or Purchaser or any of their Affiliates be required to divest, hold separate or otherwise limit, or enter into any agreement to divest, hold separate or otherwise limit, any of their respective assets or businesses or any portion of the business of the Company.

      3.3 INJUNCTIONS. Without limiting the generality or effect of any provision of SECTION 3.2 or ARTICLE IV, if any Governmental Authority having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the applicable Closing that prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable best efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the applicable Closing, to pursue the underlying litigation diligently and in good faith.

      3.4 SATISFACTION OF CONDITIONS. Without limiting the generality or effect of any provision of ARTICLE IV, but subject to SECTION 3.2(b), prior to the applicable Closing, each of the parties hereto will use his, her or its reasonable best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

      3.5 CERTAIN COVENANTS. If the First Closing occurs, without further action (a) each Initial Stockholder will comply with all of the provisions of the non-competition, severance, non-solicitation or other covenants or obligations to which a Stockholder is a party as of the date of the Initial Agreement or as of the First Closing Date and which protect the interests or rights of the Company or any of its subsidiaries (collectively, "IP Covenants") for the longest of (a) the term of such IP Covenant, (b) five years from the date of the Initial Agreement, and (c) one year after the termination of such Stockholder's employment with the Company and its subsidiaries.

      3.6 APPOINTMENT AND INDEMNIFICATION OF STOCKHOLDER REPRESENTATIVE. (a) Each Stockholder hereby designates, appoints and authorizes the Stockholder Representative to serve as such Stockholder's exclusive representative and attorney-in-fact to make any and all decisions, grant or withhold any and all consents and waivers, give or accept any and all instructions and notices, execute the letter agreement discussed in SECTION 1.3(k) and take any and all other actions as are contemplated to be taken by or on behalf of such Stockholder by the terms of this Agreement or any Transaction Document. The Stockholder Representative hereby accepts such appointment and agrees to be bound by the terms of this Agreement.

            (b) Any decision or act of the Stockholder Representative will constitute a decision or act of each and every Stockholder, and will be final, binding and conclusive upon each and every Stockholder. Parent and Purchaser may conclusively rely upon any decision or act of the Stockholder Representative as being the decision or act of each and every Stockholder, and no Stockholder will have the right to object, dissent, protest or otherwise contest the same.

            (c) All fees, costs and expenses paid on behalf of the Stockholders by the Stockholder Representative will be paid by the Stockholders in accordance with the percentages set forth on SCHEDULE 1.1.

            (d) Following the Transaction Closing, interest charges for advances, if any, to the Company by Parent or its Affiliates will not be higher than the Reference Rate.

            (e) INDEMNIFICATION OF STOCKHOLDER REPRESENTATIVE. (i) Each of the Stockholders shall (to the fullest extent permitted by applicable law) indemnify the Stockholder Representative from, and hold the Stockholder Representative and his successor Stockholder Representatives (the "STOCKHOLDER REPRESENTATIVE PARTIES") harmless against, any and all losses, liabilities, claims, actions, proceedings, suits, damages, costs and expenses of any nature whatsoever, including, without limitation, the reasonable attorneys' fees and disbursements, in connection with or arising out of any actions taken or not taken by the Stockholder Representative Parties in accordance with the terms of this Agreement.

                  (ii) No Stockholder Representative Party will have any liability to any other Stockholder for any action or failure to take action in his capacity as such that affected him in substantially the same manner as other Stockholders (except for relative percentage interests) regardless of any actual or alleged other interest such Stockholder Representative Party may have, whether as an officer of director of the Company or otherwise.

                  (iii) Without limiting the foregoing, nothing in this SECTION 3.6(e) shall be deemed to limit or in any way modify the rights of Parent or Purchaser under ARTICLE V.

      3.7 RESTRICTED ACTIVITIES. (a) During the Measuring Period, except as expressly contemplated by this Agreement, none of Parent, Purchaser or any of their Affiliates will, and each of them will cause any entity that becomes an assignee of the Purchased Shares as permitted hereby not to, cause the Company to take any of the following actions if doing so would constitute a breach of the fiduciary duty of loyalty under Delaware law, or result in or involve any director of the Company breaching such duty, assuming for this purpose that the Stockholders continue to be stockholders of the Company at the time in question:

                  (i) sell, lease or otherwise dispose of a material portion of the assets or business of the Company or any material subsidiary thereof through a transaction or series of related transactions;

                  (ii) enter into any line of business not related to the
            business then being conducted by the Company and its subsidiaries;

                  (iii) acquire the stock, assets or business of another Person;

                  (iv) change its name;

                  (v) amend its certificate of incorporation or other comparable governing documents or its bylaws;

                  (vi) engage in any material transaction with Purchaser, Parent or any of their respective affiliates;

                  (vii) hire or fire any employee of the Company or any of its subsidiaries other than the Chief Executive Officer (this covenant will not apply, however, to changes, if any, made to the composition of the Company's board of directors); or

                  (viii) effect any transaction (or series of transactions) that would result in a Change in Control other than the Transaction.

For purposes of this Agreement, a "CHANGE OF CONTROL" means (A) any consolidation or merger of the Company with or into, or sale of all or substantially all of the consolidated assets of the Company to, any other corporation or entity in which the direct or indirect holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger or stock representing a majority of the voting power of a corporation that wholly owns, directly or indirectly, the surviving corporation of such consolidation or merger or (B) the sale, transfer or assignment of securities of the Company representing a majority of the voting power of all the Company's outstanding voting securities by the holders thereof to an acquiring party other than, in the case of either
(A) or (B) above, beneficial owners of stock of Parent (or a subsidiary of such owner) in a single transaction or series of related transactions. Notwithstanding any other provision hereof, (x) if the Company had in excess of $5.0 million in PBT for the immediately preceding calendar year, the Company will not effect a Change of Control during the Measuring Period without the written consent of the Stockholder Representative and (y) any change in the Company's accounting policies in a Measuring Period will not reduce PBT unless such change is required by GAAP or agreed to by the Stockholder Representative. No Stockholder other than the Stockholder Representative may assert a claim for a breach of this SECTION 3.7(a).

            (b) During the Measuring Period, Purchaser and Parent will, and each of them will cause any entity that becomes an assignee of the Purchased Shares as permitted hereby to, vote their shares of common stock (and cause their Affiliates to vote their shares of common stock) of the Company in favor of the election of a designee by the Stockholder Representative as a director of the Company.

      3.8 OPERATION OF THE BUSINESS. Subject to applicable fiduciary duties of the parties, if any, except (a) for matters publicly disclosed by the Company on or prior to the date of the Initial Agreement, (b) as expressly contemplated by this Agreement, or (c) as otherwise consented to by Parent (on behalf of itself and Purchaser) in writing, prior to the First Closing, the Initial Stockholders will not cause the Company or its subsidiaries to take any action that would result in the Company or its subsidiaries:

                  (i) not keeping their respective businesses intact;

                  (ii) taking or permitting to be taken or doing or suffering to be done anything other than in the ordinary course of their respective businesses as presently conducted;

                  (iii) not carrying on their respective businesses in
            compliance with all applicable Laws;

                  (iv) not keeping intact their respective business
            organizations;

                  (v) not preserving and maintaining the goodwill associated with their respective businesses or their relationships with their respective officers, employees, clients, suppliers, licensors and others with whom they have a material relationship; or

                  (vi) making any material changes in the operation of their respective businesses.

                                IV. THE CLOSING

      4.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, PARENT AND THE STOCKHOLDERS. The obligations of each of Purchaser, Parent and each Stockholder under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to each Closing, of the following conditions:

            4.1.1 RESTRAINING ACTION. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the applicable Closing; and

            4.1.2 HSR. The waiting period under the HSR Act shall have expired or been terminated.

      4.2 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT. The obligations of Purchaser and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the applicable Closing, of all of the following conditions, any one or more of which may be waived at the option of Parent:

            4.2.1 NO MATERIAL MISREPRESENTATION OR BREACH. (a) There shall have been no material breach by any Stockholder in the performance of any of the covenants herein to be performed by him, her or it in whole or in part prior to the applicable Closing, (b) the representations and warranties of such Stockholder contained in this Agreement (i) that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects and (ii) that are so qualified shall be true and correct, in each case on the date of the Initial Agreement and as of the applicable Closing Date as if made anew on the applicable Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (c) the Stockholder Representative shall have delivered to Purchaser and Parent a certificate certifying each of the foregoing, dated as of the applicable Closing Date and signed by each Stockholder;

            4.2.2 SURRENDER AND ISSUANCE OF CERTIFICATES. Each Stockholder shall have delivered to Purchaser certificates representing his, her or its Purchased Shares, together with such other documents and instruments, if any, as may be necessary to permit Purchaser to acquire such Purchased Shares, free and clear of any and all Liens other than the Liens described on SCHEDULE 1.1 (as to which the Lien holder shall have consented to the transactions contemplated hereby or taken other actions necessary for such transfer to be effective, or the number of Purchased Shares and correspondingly the Relevant % shall have been reduced to reflect the elimination from this Agreement of the shares of Company common stock subject to such Liens); and

            4.2.3 LITIGATION. No action, suit or proceeding shall be pending against Parent, Purchaser, the Company or any of their respective Affiliates by or before any Governmental Authority which Parent determines after consultation with counsel presents a substantive risk of personal liability or expense based upon this Agreement or the transactions contemplated hereby.

      4.3 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the applicable Closing, of all the following conditions, any one or more of which may be waived by the Stockholder Representative at its option:

            4.3.1 NO MATERIAL MISREPRESENTATION OR BREACH. (a) There shall have been no material breach by either Purchaser or Parent in the performance of any of the covenants herein to be performed by either of them in whole or in part prior to the applicable Closing, (b) the representations and warranties of Parent and Purchaser contained in this Agreement (i) that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects and (ii) that are so qualified (if any) shall be true and correct, in each case on the date of the Initial Agreement and as of the applicable Closing Date as if made anew on the applicable Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (c) an officer of each of Purchaser and Parent shall have delivered to the Stockholder Representative a certificate certifying each of the foregoing, dated the applicable Closing Date and signed by one of its officers to the foregoing effect; and

            4.3.2 CLOSING PAYMENT. Purchaser shall have delivered to the Stockholders the CP in the manner specified in SECTION 1.6.

            4.3.3 OPINION. At each of the First Closing and the Second Closing, the Stockholder Representative shall have received a written opinion of Jones, Day, Reavis & Pogue, counsel for Parent and Purchaser, in the form attached hereto as SCHEDULE 4.3.3.

            4.3.4 LITIGATION. No action, suit or proceeding shall be pending against any Stockholder by or before any Governmental Authority which the Stockholder Representative determines after consultation with counsel presents a substantive risk of personal liability or expense based upon this Agreement or the transactions contemplated hereby.

      4.4 THE CLOSING. Subject to the fulfillment or waiver of the conditions precedent specified in SECTIONS 4.1, 4.2 and 4.3, the consummation of the purchase and sale of the Purchased Shares from the Initial Stockholders and Mr. Wilmott (the "FIRST CLOSING") will take place on October 1, 2001 (the "FIRST CLOSING DATE") at 1:00 p.m., Eastern time, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, NY 10022, or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto, or at such time and place as Parent, Purchaser and the Stockholder Representative agree upon in writing. The consummation of the purchase and sale of the Purchased Shares from the Additional Stockholders, other than Mr. Wilmott (the "SECOND CLOSING"), if applicable and in accordance with SECTION 1.8 hereof, will take place on October 19, 2001 at 10:00 a.m., Eastern time (the "SECOND CLOSING DATE"), at the same location and in the same manner. The transactions to be consummated by the First Closing or the Second Closing, if applicable, are each referred to as a "CLOSING."

      4.5 TERMINATION. (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Closing:

                  (i) By the mutual written consent of Parent and the
            Stockholder Representative;

                  (ii) By either Parent or the Stockholder Representative, if the First Closing shall not have occurred on or before October 1, 2001, provided, however, that the right to terminate this Agreement pursuant to this SECTION 4.5(a) will not be available to any party whose breach of any provision of this Agreement results in the failure of the First Closing to occur by such time;

                  (iii) By either Parent or the Stockholder Representative if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

                  (iv) By Parent if any Stockholder shall have (i) failed to perform any obligation or to comply with any agreement or covenant of such Stockholder under this Agreement or (ii) breached any of its representations or warranties, in each case such that the condition in SECTION 4.2.1 would not be satisfied, which failure has not been cured within ten calendar days of notice from Parent;

                  (v) By the Stockholder Representative if Parent or Purchaser
            shall have (i) failed to perform any obligation or comply with any agreement or covenant of Parent or Purchaser under this Agreement or
            (ii) breached any of its representations or warranties, in each case such that the condition in SECTION 4.3.1 would not be satisfied, which failure has not been cured within ten calendar days of notice from such Stockholders; or

            (b) In the event of the termination of this Agreement under this
SECTION 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a prior breach of any representation, warranty or covenant contained in this Agreement.

                        V. SURVIVAL AND INDEMNIFICATION

      5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. (a) Each of the representations and warranties contained in ARTICLE II will survive the Closings and remain in full force and effect until the earlier of (i) May 14, 2002 and (ii) the Transaction Closing, provided, however, that the representations and warranties contained in SECTIONS 2.1.1, 2.1.2, 2.1.3, 2.2.1, 2.2.2, 2.2.3 and 2.3.1 will survive the Closings and remain in full force and effect for the period of the applicable statute of limitations. Any claim for indemnification with respect to any of such matters that is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and Indemnifiable Loss relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived.

            (b) All covenants contained in this Agreement will survive the Closings and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control).

      5.2 DEFINITIONS; LIMITATIONS ON LIABILITY. (a) For purposes of this Agreement, (i) "INDEMNITY PAYMENT" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "INDEMNITEE" means any Stockholder Indemnified Party or Purchaser Indemnified Party, (iii) "INDEMNIFYING PARTY" means any Person required to provide indemnification under this Agreement, with the understanding that no Additional Stockholder is an Indemnifying Party for purposes of this Article V, (iv) "INDEMNIFIABLE LOSSES" means any and all claims, demands, actions, suits or proceedings (by any Person, including without limitation any Governmental Authority), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith, losses, liabilities, damages, costs and expenses (other than indirect and punitive damages and other than consequential damages to the extent relating to decreases in value of the business of the Company and lost profits), and (v) "THIRD PARTY CLAIM" means any claim, demand, action, suit or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

            (b) Notwithstanding any other provision hereof, (i) the liability of an Initial Stockholder under SECTION 5.3(a)(i) will not exceed the portion of the Purchase Price paid to him or her; (ii) no claim or claims for indemnification pursuant to SECTION 5.3(a)(i) may be asserted against a particular Initial Stockholder unless the amount of the Indemnifiable Losses for which such Initial Stockholder would otherwise be required to indemnify a Purchaser Indemnified Party exceeds $500,000 in the aggregate, provided, however, that this SECTION 5.2(b)(ii) will not apply to Indemnifiable Losses relating to, resulting from or arising out of a breach of representation or warranty of such Initial Stockholder under SECTION 2.1.1, 2.1.2 or 2.1.3,
(iii) no claim or claims for indemnification pursuant to SECTION 5.3(b)(i) may be asserted against Parent or Purchaser unless the amount of the Indemnifiable Losses for which Parent or Purchaser would otherwise be required to indemnify a Purchaser Indemnified Party exceeds $500,000 in the aggregate, provided, however, that this SECTION 5.2(b)(iii) will not apply to Indemnifiable Losses relating to, resulting from or arising out of a breach of representation or warranty of Parent or Purchaser under SECTION 2.3.1, and
(iv) no Initial Stockholder shall be liable under Section 5.3(a)(i) for any breach of a representation or warranty in SECTION 2.1.7 or 2.1.8 except to the extent of his pro-rata share of Indemnifiable Losses related thereto (determined based on his pro-rata share of any payments made pursuant to SECTION 1.2).

            (c) Notwithstanding anything to the contrary in this ARTICLE V, in no event will any Indemnified Party have any claim for indemnification under this ARTICLE V for Indemnifiable Losses relating to, resulting from or arising out of any claims, actions, suits or proceedings by any third parties against any Stockholder Indemnified Party, Purchaser Indemnified Party or the Company arising out of this Agreement or the transactions contemplated hereby (except to the extent relating to, resulting from or arising out of any breach of a representation, warranty or covenant of the Indemnifying Party other than the representations and warranties contained in SECTION 2.1.7 or 2.1.8).

            (d) None of the limitations set forth in this SECTION 5.2 will apply to any Indemnifiable Losses incurred by (i) a Purchaser Indemnified Party that relate, directly or indirectly, to (A) any fraudulent acts committed by any Stockholder Indemnified Party and (B) the obligations of the Stockholders to pay certain expenses as set forth herein or (ii) a Stockholder Indemnified Party that relate, directly or indirectly, to any fraudulent acts committed by any Purchaser Indemnified Party and (B) the obligations of Parent and Purchaser to pay certain expenses as set forth herein.

      5.3 INDEMNIFICATION. (a) Subject to SECTIONS 5.1, 5.2 and 5.4, each of the Initial Stockholders will severally and not jointly indemnify, defend and hold harmless Parent, Purchaser and their respective Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                  (i) Any breach by any Initial Stockholder of any of their
            respective representations or warranties contained in this Agreement;

                  (ii) Any breach by any Initial Stockholder of any covenant of such Initial Stockholder in this Agreement; and

                  (iii) Any indebtedness, pledge or lien described on Schedule
            1.1 (such indemnity obligation to be solely from the Initial Stockholder whose shares of Company common stock are affected by such indebtedness, pledge or lien).

Parent and Purchaser may at their option offset any Indemnifiable Loss payable by an Initial Stockholder under SECTION 5.3(a)(iii) against any payment finally determined pursuant to SECTION 1.2 to be due to such Initial Stockholder under
SECTION 1.2 and upon such offset such Initial Stockholder's obligation under
SECTION 5.3(a)(iii) will be deemed satisfied to the extent of the offset. Without regard to any other provision hereof, each of Chan Suh, Kyle Shannon and Eamonn Wilmott agree that, in the event that Parent, Purchaser or the Company has to pay any money to HSBC in respect of the loan agreements described on Schedule 1.1, then Parent or Purchaser, as applicable, will be entitled to set off such payments against any amounts owed to such Stockholders under this Agreement, and, at the instruction of Parent to the Company, such party agrees that any Incentive Plan Amounts otherwise due may be reduced to the extent of such payments. Each Initial Stockholder will promptly notify Parent of any default or event of default under the terms of the indebtedness of such Initial Stockholder described on SCHEDULE 1.1 and hereby authorizes Parent and Purchaser to repay such indebtedness at any time following a default or event of default thereunder.

            (b) Subject to SECTIONS 5.1, 5.2 and 5.4, each of Purchaser and Parent will jointly and severally indemnify, defend and hold harmless the Initial Stockholders and their respective Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) (collectively, the "STOCKHOLDER INDEMNIFIED PARTIES") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                  (i) Any breach by Purchaser or Parent of any of the
            representations or warranties of Purchaser or Parent contained in this Agreement; and

                  (ii) Any breach by Purchaser or Parent of any covenant of
            Purchaser or Parent in this Agreement.

      5.4 DEFENSE OF CLAIMS. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

            (b) If, within 20 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to SECTION 5.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of SECTION 5.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such

Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

            (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

            (d) A failure to give timely notice or to include any specified information in any notice as provided in SECTIONS 5.4(a), 5.4(b) or 5.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

            (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third Person in respect of the Indemnifiable Loss to which the Indemnity Payment relates;

provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third Person on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third Person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                          VI. MISCELLANEOUS PROVISIONS

      6.1 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below or to such other address or addresses as any such party may from time to time designate as to itself by like notice:

            If to Parent or Purchaser, to:

                  Seneca Investments LLC
                  437 Madison Avenue
                  New York, New York  10022
                  Facsimile No.: 212-415-3369
                  Attention:  Michael P. Tierney

            with a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue, 32nd Floor
                  New York, New York  10022
                  Facsimile No.: 212-755-7306
                  Attention:  Lyle G. Ganske

            If to a Stockholder or to the Stockholder Representative, to:

                  AGENCY.COM Ltd.
                  20 Exchange Place
                  New York, New York  10005
                  Facsimile No.: 212-358-2604
                  Attention:  Chan Suh
            with a copy to:

                  James Imbriaco
                  AGENCY.COM Ltd.
                  20 Exchange Place
                  New York, New York  10005
                  Facsimile No.: 212-358-2604

            and

                  Brobeck, Phleger & Harrison LLP
                  1633 Broadway, 47th Floor
                  New York, NY  10019
                  Telephone No.: 212-581-1600
                  Facsimile No.: 212-586-7878
                  Attention:  Ernest Wechsler

      6.2 EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall pay his, her or its own expenses relating to the transactions contemplated by this Agreement and the Transaction Documents, including without limitation the fees and expenses of his, her or its respective counsel, financial advisors and accountants.

      6.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors (and, in the case of any Stockholder that is an individual, their respective executors, heirs and legal representatives) and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of Parent and Stockholder Representative.

      6.4 WAIVER. Either Parent (on behalf of itself and Purchaser) or the Stockholder Representative (on behalf of himself and the other Stockholders), by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement. Any waiver of any term or condition will not be construed as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in asserting any of its rights hereunder will constitute a waiver of any such rights.

      6.5 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the Transaction Documents supersede any other agreement, including the Initial Agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) and the Transaction Documents constitute the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein and therein.

      6.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Parent (without the joinder of Purchaser) and the Stockholder Representative (without the joinder of any other Stockholder) to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

      6.7 RIGHTS OF THE PARTIES. Except as provided in ARTICLE V or in SECTION 6.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

      6.8 APPLICABLE LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            (b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the New York state court located in the Borough of Manhattan, City of New York or the United States District for the Southern District of New York (as applicable, the "NEW YORK COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or any Transaction Document, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the New York Court.

            (c) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the New York Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

            (d) No party may move to (i) transfer any such suit, action or proceeding from the New York Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the New York Court with a suit, action or proceeding in another jurisdiction unless such motion seeks solely and exclusively to consolidate such suit, action or proceeding in the New York Court, or (iii) dismiss any such suit, action or proceeding brought in the New York Court for the purpose of bringing or defending the same in another jurisdiction.

            (e) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the New York Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in the New York Court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law. Notwithstanding the foregoing, this
SECTION 6.8 will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

      6.9 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      6.10 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. (a) Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "OR" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the term "AFFILIATE" has the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Exchange Act, (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America, (viii) "TO THE KNOWLEDGE" of any Person means, when referring to an individual, the actual knowledge of such individual, and when referring to any other Person, means the actual knowledge of such Person's directors and officers, in each case without undertaking any specific investigation for purposes of making any representation or warranty in this Agreement, (ix) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, (x) "MATERIAL ADVERSE EFFECT" means any event or circumstance that alone or in conjunction with all other events or circumstances would reasonably be expected to result in a material adverse effect on the business of the Company and its subsidiaries or the consolidated financial condition or results of operations or prospects of the business of the Company and its subsidiaries, in each case taken as a whole, or that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance of the parties hereunder, and (xi) "REFERENCE RATE" means the interest rate charged from time to time by Omnicom Finance Inc. to wholly owned subsidiaries of Omnicom Group Inc.

            (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

      6.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Stockholders, Parent and Purchaser to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

      6.12 COUNTERPARTS. This document may be executed in one or more separate counterparts, each of which, when so executed, will be deemed to be an original. Such counterparts will together constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                       SENECA INVESTMENTS LLC


                                       By:  /s/ Gerard A. Neumann
                                          --------------------------------------
                                             Name: Gerard A. Neumann
                                             Title: Chief Financial Officer


                                       E-SERVICES INVESTMENTS AGENCY SUB LLC


                                       By:   Communicade LLC,
                                             its managing member

                                            By: SENECA INVESTMENTS LLC,
                                                its managing member

                                       By:  /s/ Gerard A. Neumann
                                          --------------------------------------
                                             Name: Gerard A. Neumann
                                             Title: Chief Financial Officer


                                       THE STOCKHOLDERS:

                                         /s/ Chan Suh
                                       ---------------------------------------
                                             Chan Suh

                                         /s/ Kyle Shannon
                                       ---------------------------------------
                                             Kyle Shannon

                                         /s/ Kenneth Trush
                                       ---------------------------------------
                                             Kenneth Trush

                                         /s/ Chan Suh
                                       ---------------------------------------
                                             Chan Suh, as attorney-in-fact for
                                             Eamonn Wilmott